Exhibit 99.15

       INTRAVENOUS ADMINISTRATION REQUIRED WHEN USING
EPREX/ERPYO (EPOETIN ALFA) IN CHRONIC RENAL FAILURE PATIENTS

Subcutaneous administration still available for oncology and other patients

     PARIS, France (December 2, 2002) -- Janssen-Cilag, a subsidiary of Johnson & Johnson, today announced that it will initiate, in consultation with French Health Authority (AFSAPPS), an Urgent Safety Restriction (USR) to change its Summary of Product Characteristics (European labeling) for EPREX/ERYPO (epoetin alfa) to further ensure intravenous administration of the medicine when treating anemia in patients with chronic renal failure (CRF). The Company anticipates that, following the USR, EPREX labeling will be updated to include a contraindication of subcutaneous use of the product in chronic renal failure patients. The USR process provides for consultation and feedback from all EU Member States within a 24-hour period. The Company also announced that it will begin an extensive epidemiological study of patients with chronic renal failure and other conditions who are receiving erythropoietin therapy, including EPREX.
     Subcutaneous administration of EPREX remains available for the treatment of anemia in patients undergoing cancer chemotherapy, and elective orthopedic surgery. There have been no reports of antibody-mediated PRCA in patients with these conditions.
     Ensuring intravenous administration of EPREX when treating CRF patients will reinforce several steps the Company has taken regarding rare instances of antibody-mediated Pure Red Cell Aplasia (PRCA). These steps already have resulted in a substantial shift toward physician administration of EPREX by the IV route in many major EU markets.
     Sales of EPREX were $1.1 billion for the full year, 2001, and approximately $300 million for the third quarter, 2002. The CRF portion of this market represents approximately 50% of the third quarter 2002 sales. As a result of the effort described above, we estimate that approximately 70 - 80% of CRF patients are now administered EPREX intravenously.
     Robert J. Darretta, Chief Financial Officer of Johnson & Johnson has indicated that the actions as described are not expected to impact current year financial results or to impact previous guidance of $2.61 in earnings per share
(EPS) for 2003, as provided during the conference call held on October 15, 2002 when 3rd quarter earnings were announced.
     Janssen-Cilag has been in ongoing communication with European regulatory authorities regarding converting physician administration of EPREX to IV use in CRF. The Company has also taken several steps to underscore the importance of correct storage and handling procedures and refrigerated conditions for EPREX and other biopharmaceutical medications. It has reinforced shipping and handling guidelines on its EPREX labeling and instructions, issued guidelines on "supply chain" handling to wholesalers, hospitals and pharmacies, begun a "best handling practices" program to educate hospital staffs, pharmacists and patients about appropriate product handling of biopharmaceuticals, and is introducing a consistent, validated "cold chain" packaging program for patient transportation of EPREX.
     The Company's ongoing investigation of Pure Red Cell Aplasia (PRCA) in chronic renal failure (CRF) patients show that the exposure-adjusted reporting rate for antibody-mediated PRCA, as of September 30, 2002, continues to be rare. All 112 reports of antibody-mediated PRCA associated with EPREXr in CRF as of September 30, 2002 have involved subcutaneous administration. The Company's investigation continues to find no association between IV administration of EPREXr and rare reports of antibody-mediated PRCA in CRF.
     With more than 1.7 million patient years of clinical experience in CRF in countries outside of the U.S., EPREX continues to provide timely, safe, effective and cost-effective treatment that increases hemoglobin levels, thereby reducing transfusion requirements and treating anemia in patients with chronic kidney disease when used in accordance with its label.
     In consultation with worldwide regulatory authorities and scientific experts, Janssen-Cilag, Johnson & Johnson Pharmaceutical Research & Development and other Johnson & Johnson affiliates throughout the world are conducting a rigorous and comprehensive investigation into rare case reports of PRCA associated with erythropoietin products, including EPREX. The Company is analyzing case reports, studying the scientific literature and conducting research studies in order to better understand this rare disease, its causes, incidence and treatment.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. A list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2001. Copies of this Form 10-K are available online at www.sec.gov <http://www.sec.gov/> or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)